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EXHIBIT 4.1

                          PD-RX PHARMACEUTICALS, INC.

                          CERTIFICATE OF DESIGNATIONS

                                      OF

             CLASS A 13.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK



                        Pursuant to Section 1032 of the
               General Corporation Act of the State of Oklahoma

         PD-Rx Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the "Act"), does hereby certify that, pursuant to (i) the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, and (ii) the provisions of Section 1032 of the Act, the Board of Directors of the corporation, on January 20th, 1995, duly approved and adopted the following resolutions:

         RESOLVED, that pursuant to the authority vested in the board of Directors by its Certificate of Incorporation (as the same may be further amended from time to time, the "Certificate of Incorporation"), the Board of Directors does hereby create, authorized and provide for the issue of a series of preferred stock of the Corporation, par value $.10 per share, designated as Class A 13.25% Cumulative Convertible Preferred Stock, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

         1. DESIGNATION AND NUMBER. The distinctive designation of such series is "Class A 13.25% Cumulative Convertible Preferred Stock" ("Class A Preferred Stock"), and such series shall consist initially of 500,000 shares.

         2. RANK. Except as otherwise provided herein or in the Certificate of Incorporation the Class A Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the affairs of the Corporation and with respect to dividend and redemption rights, rank equal to the Corporation's Class C 13.25% Cumulative Convertible Preferred Stock, par value $.10 per share ("Class C Preferred Stock") and rank senior to the Corporation's Common Stock, par value $.01 per share ("Common Stock").

         3.   DIVIDENDS.

              (a) From the date of such shares issuance, holders of outstanding shares of Class A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at a rate per annum equal to 13.25% of the Liquidation Preference (as defined in Section 4 hereof) of such shares, payable in arrears on March 1, June 1, September 1 and December 1 of each year (each such date is hereinafter referred to as a "Dividend Payment Date"), with the first such payment to be made on March 1, 1995; provided, however, that if any such date is a Saturday, Sunday or legal holiday in the State of Oklahoma, then such dividend shall be payable on the first immediately succeeding day which is not a Saturday, Sunday or legal holiday in the State of Oklahoma (a "business day"). Each such quarter dividend shall be fully cumulative and shall accrue commencing immediately, whether or not declared and whether or not the Corporation shall have funds legally available for the payment of such dividends, without interest. Dividends shall accumulate on a daily basis without regard to the occurrence of a Dividend Payment Date or the declaration of any dividend.

              (b) Dividends on Class A Preferred Stock shall be paid to holders of record as they appear on the stock register of the Corporation at the close of business five (5) business days prior to the Dividend Payment Date. All dividends paid with respect to outstanding shares of Class A Preferred Stock shall be paid pro

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rata to such holders of record based upon the Liquidation Preference of such outstanding shares. If the funds of the Corporation legally available for the payment of dividends shall be insufficient for the payment of the entire amount of the dividends payable on any Dividend Payment Date with respect to the outstanding shares of Class A Preferred Stock, the amount of such legally available funds shall be allocated for the payment of dividends with respect to the outstanding shares of Class A Preferred Stock pro rata based upon the Liquidation Preference of such outstanding shares.

              (c) Dividends on the Class A Preferred Stock shall be entitled to receive the dividends provided for in section 3(a) hereof in preference to and in priority over all dividends upon the Common Stock.

         4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the issued and outstanding Class A Preferred Stock shall be entitled to receive for each share of Class A Preferred Stock, before any distribution of the assets of the Corporation shall be made to the holders of the Common Stock an amount in cash equal to the sum of (i) $1.00 for each outstanding share of Class A Preferred Stock held by such holder (such per share amount is referred to herein as the "Liquidation Preference") plus (ii) an amount in cash equal to the sum of all accumulated and unpaid dividends on each such share to the date fixed for such distribution. A consolidation or merger of the Corporation, a share exchange, a sale, lease, exchange or transfer of all or substantially all of its assets as an entirety, or any purchase or redemption of stock of the Corporation of any class, shall not be regarded as a "liquidation, dissolution, or winding-up of the affairs of the Corporation" within the meaning of this Section 4. If the assets of the Corporation are insufficient to permit payment in full to the holders of the Class A Preferred Stock of the amount thus distributable, then the entire assets of the Corporation shall be distributed ratably among the holders of the Class A Preferred Stock. After such payment shall have been made in full to the holders of the Class A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account holders of the Class A Preferred Stock so as to be available for such payment, holders of the Class A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation and shall have no further rights, and the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

         5. VOTING RIGHTS. Holders of Class A Preferred Stock shall not be entitled to any voting rights, other than voting rights expressly provided by the applicable Oklahoma law or in the Certificate of Incorporation.

         6. CONVERSION PRIVILEGE. Class A Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when so converted, shall be cancelled and retired and shall not be reissued as such:

              (a) Any holder of the Class A Preferred Stock may at any time or from time to time, convert such stock into the Common Stock of the Corporation on presentation and surrender to the Corporation of the Certificates of the Class A Preferred Stock to be so converted.

              (b) Each share of Class A Preferred Stock shall be converted into Common Stock at the conversion rate (the "Conversion Rate") of one share of Common Stock for each one and one-half shares of Class A Preferred Stock; and

              (c) To convert Preferred Stock into Common Stock, the holder thereof shall on any business day surrender to the Corporation the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office of the number of said shares which such holder elects to convert, along with a cash payment for the costs of issuing the new certificates.
Class A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of such surrender for conversion and payment of funds to effect the conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the date of any conversion, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock issuable upon such conversion. In case of the conversion of only a part of the shares of any holder of Class A Preferred Stock, the Corporation shall also issue and deliver to such holder a new certificate of Preferred Stock representing the number of shares of such Class A Preferred Stock not converted by such holder.

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         7.   REDEMPTION.

              (a) The Corporation may, at its sole option, upon the terms and subject to the conditions set forth herein (including, without limitation, the right to convert option set forth in section 6 hereof), redeem for cash, at any time and from time to time, all or part of the outstanding shares of Class A Preferred Stock, at a redemption price of $1.05 per share, plus, in each case, a cash payment of an amount equal to the sum of all accumulated and unpaid dividends on such shares to the date fixed for redemption by the Board of Directors (a "Redemption Date").

              (b) With respect to any redemption of outstanding shares of Class A Preferred Stock, the aggregate number of shares to be redeemed shall be determined by the Board of Directors, but shall be not less than 20% of the Class A Preferred Stock outstanding at that time. In the case of a redemption of any part of the Class A Preferred Stock, such redemption will be made pro rata among all holders of record of shares of Class A Preferred Stock outstanding on the Redemption Date.

              (c) If the Corporation shall elect to redeem shares of Class A Preferred Stock pursuant to this Section 7, the Corporation will give notice of such redemption by first class mail or expedited delivery service, postage prepaid, mailed not less than 40 nor more than 60 days prior to the applicable Redemption Date, to each holder of record of shares of Class A Preferred Stock at such holder's address appearing on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock to be redeemed, except as to the holder to whom the Corporation failed to give such notice or except as to the holder whose notice was defective. Each such notice or redemption shall state: (i) the Redemption Date; (ii) the total number of shares of Class A Preferred Stock to be redeemed; (iii) the redemption price per share;
(iv) the place, time and manner in which certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accumulate upon such Redemption Date.

              (d) If the Corporation redeems such shares of Class A Preferred Stock, prior to January 25, 1994, holders of Class A Preferred Stock shall have 30 days from date of receipt of redemption notice by which to notify the Corporation of his election to exercise the conversion rights set forth in
Section 6.

         8. CHANGES IN TERMS OF CLASS A PREFERRED STOCK. The terms of the Class A Preferred Stock may not be amended, altered, or repealed.

         9. ADJUSTMENT OF CONVERSION RATE. The Conversion Rate shall be subject to the following adjustments:

              (a) If the Corporation shall at any time pay a dividend or distribution on all outstanding shares of Common Stock in shares of Common Stock, subdivide all of the outstanding shares of Common Stock into a larger number of shares or combine all of the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to the record date for any such stock dividend or distribution or the effective date of any such other event shall be proportionately adjusted so the holder of each share of Class A Preferred Stock shall thereafter be entitled to receive upon the conversion of such shares the aggregate number of shares of Common Stock that such holder would have been entitled to receive after the happening of any of the events described above had such shares of Class A Preferred Stock been converted immediately prior to the close of business on such record date or effective date. Such adjustments shall be made successively whenever any event described above shall occur. The adjustments herein provided for shall become effective immediately following the record date for any such stock dividend or distribution or the effective date of any such other event. An adjustment made pursuant to this section 9(a) shall become effective retroactively to the record date in the case of such stock dividend or distribution and shall become effective on the effective date in the case of such subdivision or combination.

              (b) In the event of any capital reorganization of the Corporation or any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in section 9(a) above), or in the event of the consolidation or merger of the Corporation with or into another corporation or other entity (other than a merger which does not result in any reclassification, conversion, exchange or redemption of outstanding shares of Common Stock), each share of Class A Preferred Stock shall, after such capital reorganization, reclassification, change, consolidation or merger be convertible only into the number of shares of stock or other

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securities or property, including cash, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Class A Preferred Stock would have been entitled upon such capital reorganization, reclassification, change, consolidation or merger had such share of Class A Preferred Stock been converted immediately prior to the effective date of such event; and in any case, appropriate adjustments (as determined by the Board of Director), shall be made in the application of the provision herein set forth with respect to the rights and interests thereafter of the holders of the share of the Class A Preferred Stock to the end that the provision set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, so nearly as may reasonable be, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of shares of the Class A Preferred Stock.

              (c) Whenever the Conversion Rate or terms of conversion are adjusted as herein provided, the Corporation shall forthwith file with the transfer agent for the Class A Preferred Stock a certificate signed by the chief financial officer of the Corporation, stating the adjusted Conversion Rate determined as provide herein. Such certificate shall show in reasonable detail the method of calculation of such adjustment and the facts requiring such adjustment. Whenever the Conversion Rate is adjusted, the Corporation will cause a notice stating the adjustment and the Conversion Rate to be sent by first class mail, postage prepaid, to each holder of record of shares of Class A Preferred Stock at its address appearing on the stock register of the Corporation.

         10. NO IMPLIED LIMITATION. Except as otherwise provided by express provision of the Certificate of Designation, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to classify and reclassify and issue any shares of Preferred Stock and to fix or alter all terms thereof to the full extent provided in the Certificate of Incorporation of the Corporation.

         11. GENERAL PROVISIONS. In addition to the above provisions with respect to the Class A Preferred Stock, such Class A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation's Certificate of Incorporation, as may be amended, with respect to Preferred Stock generally.

         12. NOTICES. All notices required or permitted to be given by the Corporation with respect to the Class A Preferred Stock shall be in writing, and if delivered by first class United States Mail, postage prepaid, to the holders of the Class A Preferred Stock, at their last addresses as they shall appear upon the books of the Corporation, such notice shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for redemption, shall not affect the validity of the proceeding for the redemption of any other shares of Class A Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Class A Cumulative Convertible 13.25% Preferred Stock to be duly executed by its President and attested to by its Secretary, dated as of 20th of January, 1995.

ATTEST:                               PD-Rx Pharmaceuticals, Inc.



--------------------------------      -------------------------------
Name: Vicki Clingenpeel               Name: Dr. Robert D. Holsey, D.O.
Title: Secretary                      Title: President







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